Exhibit 10.3
Employee Name: [EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]
APPLIED MATERIALS, INC.
RESTRICTED STOCK AGREEMENT
NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an award of Restricted Stock under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). Subject to the provisions of Appendix A [and Exhibit(s) [__]] (attached), and of the Plan, the principal features of this Award are as follows:

Number of Shares of Restricted Stock:	[MAX_SHARES]
Purchase Price per Share:	[PRICE]
Scheduled Vesting Dates/Period of Restriction:	[VESTING SCHEDULE and/or PERFORMANCE VESTING CONDITIONS]*

∗ Except as otherwise provided as otherwise provided in Appendix A, the Employee will not vest in the Shares of Restricted Stock unless he is employed by the Company or one of its Affiliates through the applicable vesting date.

IMPORTANT:
Your signature below indicates your agreement and understanding that this Award is subject to all of the terms and conditions contained in Appendix A [(including exhibits thereto)] and the Plan. For example, important additional information on vesting and forfeiture of this Award is contained in paragraphs 2 through 6 and 10 of Appendix A, [as well as in [Exhibit(s) [__] to this Agreement], and in Sections 4.5 and 13.10 of the Plan (such Plan sections relating to treatment of Awards in connection with a Change of Control (as defined in the Plan)). PLEASE READ ALL OF APPENDIX A [AND EXHIBITS A AND B], WHICH TOGETHER CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.

EMPLOYEE

[NAME]
Date: ___________, 20__

Please sign this Agreement and return it to Stock Programs (see paragraph 11 of Appendix A for address). Be sure to retain a copy of your signed Agreement. You may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 11 of Appendix A).

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK AGREEMENT
1.    Grant. The Company hereby grants to the Employee the number of Shares of Restricted Stock set forth on the first page of the Notice of Grant of this Agreement, subject to all of the terms and conditions in this Agreement and the Plan. Upon this grant of Restricted Stock, the par value purchase price for each Share of Restricted Stock (a) will be deemed paid by the Employee by past services rendered by the Employee, if the Employee is an existing employee of the Company or one of its Affiliates and not a newly-hired employee, and will be subject to the appropriate tax withholdings, or (b) shall be paid to the Company by cash or check by the Employee, if the Employee is a newly-hired employee of the Company or one of its Affiliates. Only whole Shares will be issued. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
2.    Shares Held in Escrow. The Shares of Restricted Stock awarded by this Agreement will be issued in the name of the Employee, and unless and until such Shares have vested in the manner set forth in paragraphs 3 through 5 or paragraphs 8 or 10, the Shares will be held by the Stock Programs Department of the Company (or its designee) as escrow agent (the “Escrow Agent”), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may determine to issue the Shares in book entry form and/or may instruct the transfer agent for its Common Stock to place a legend on the certificate or certificates representing the Restricted Stock or otherwise note in its records as to the restrictions on transfer set forth in this Agreement and the Plan. The Shares awarded by this Agreement, which may be issued in certificate or book entry form, will not be delivered by the Escrow Agent to the Employee unless and until the Shares have vested and all other terms and conditions in this Agreement have been satisfied.
3.    Vesting Schedule/Period of Restriction. Except as provided in this paragraph 3, paragraphs 4, 5 and 10 of this Agreement and Sections 4.5 and 13.10 of the Plan, and subject to paragraph 6, the Shares awarded by this Agreement will vest in accordance with the vesting provisions set forth [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement. Shares will not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee will have been continuously employed by the Company or by one of its Affiliates from the Grant Date up to and including the scheduled vesting date of the Shares of Restricted Stock.
4.    Modifications to Vesting Schedule.
(a)    Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the Shares awarded by this Agreement that are not then vested will be modified as follows:
(i)    if the duration of the Employee’s PLOA is six (6) months or fewer, the vesting schedule set forth [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement will not be affected by the Employee’s PLOA.

(ii)    if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Shares awarded by this Agreement that are not then vested will be deferred for a period of time equal to the duration of the Employee’s PLOA minus six (6) months.
(iii)    if the duration of the Employee’s PLOA is greater than twelve (12) months, any Shares awarded by this Agreement that are not then vested will immediately terminate.
(iv)    Example 1. Employee’s Shares of Restricted Stock are scheduled to vest on January 1, 2013. On May 1, 2012, Employee begins a six-month PLOA. The vesting schedule of Employee’s Shares of Restricted Stock remains unchanged and will still be scheduled to vest on January 1, 2013.
(v)    Example 2. Employee’s Shares of Restricted Stock are scheduled to vest on January 1, 2013. On May 1, 2012, Employee begins a nine-month PLOA. Employee’s Shares of Restricted Stock that are scheduled to vest after November 2, 2012 will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Shares of Restricted Stock now will be scheduled to vest on April 1, 2013 (three (3) months after the originally scheduled date).
(vi)    Example 3. Employee’s Shares of Restricted Stock are scheduled to vest on January 1, 2013. On May 1, 2012, Employee begins a 13-month PLOA. Employee’s Shares of Restricted Stock will terminate on May 2, 2013.
In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve- (12) month measurement period. Shares of Restricted Stock awarded by this Agreement that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Shares of Restricted Stock awarded by this Agreement that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated depending on the length of the Employee’s PLOA. The vesting schedule for the Shares of Restricted Stock awarded by this Agreement will be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
(b)    Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Shares of Restricted Stock awarded by this Agreement will vest on the date of the Employee’s death. In the event that any Applicable Law limits the Company’s ability to accelerate the vesting of this award of Restricted Stock, this paragraph 4(b) will be limited to the extent required to comply with Applicable Law. If the Employee is subject to Hong Kong’s ORSO provisions, this paragraph 4(b) will not apply to this award of Restricted Stock.
(c)    Change of Control. In the event of a Change of Control (as defined in the Plan), the Shares of Restricted Stock awarded by this Agreement will be treated in accordance with Section 4.5 of the Plan. In addition, in the event Employee experiences a qualifying Termination of Service (as defined in the Plan) within 12 months following a Change of Control, the vesting of the Shares of Restricted Stock awarded by this Agreement may be accelerated to the extent provided under Section 13.10 of the Plan.

5.    Committee Discretion. The Committee, in its discretion, may at any time accelerate the vesting of all or a portion of any Shares of Restricted Stock, subject to the terms of the Plan [To be added for Awards intended to be performance-based compensation for Section 162(m) purposes:, but only with respect to Shares of Restricted Stock that are[ Eligible OPM Shares], as defined in Exhibit A]. If so accelerated, such Shares of Restricted Stock will be considered as having vested as of the date specified by the Committee.
6.    Forfeiture. Notwithstanding any contrary provision of this Agreement and except in the event of Employee’s death (see paragraph 4(b)), any Shares of Restricted Stock that have not vested pursuant to paragraphs 3 through 5 or paragraphs 8 or 10 of this Agreement or Sections 4.5 or 13.10 of the Plan at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Employee will not be entitled to a refund of the price paid for the Shares returned to the Company pursuant to this paragraph 6. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such Termination of Service. [To be included for Awards subject to performance-based vesting: Notwithstanding anything to the contrary in the Plan or this Agreement, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of the Shares of Restricted Stock subject to this Award in accordance with paragraph 15 of the Agreement.]
7.    Withholding of Taxes. When Shares are delivered upon vesting of Shares of Restricted Stock or, in the discretion of the Company, such earlier time as the Tax Obligations (defined below) are due, the Company (or the employing Affiliate) will withhold a portion of the Shares that have an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Restricted Stock awarded and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.
Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the

Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock award. All Tax Obligations related to the Restricted Stock award and any Shares delivered in payment thereof are the sole responsibility of the Employee. Further, the Employee shall be bound by any additional withholding requirements included in the Notice of Grant [and/or Exhibit [__]] of this Agreement.
8.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares (or related dividends and/or distributions) deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered (including through electronic delivery to a brokerage account) to the Employee or the Escrow Agent. Except as provided in paragraph 10, after such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares. [Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends and/or distributions (as determined by the Company) paid on unvested Shares shall be forfeited by the Employee and automatically returned to the Company. The Company shall be entitled to receive any dividends and/or distributions on any Shares held by the Escrow Agent until such Shares have vested in the manner set forth in paragraphs 3 through 5 or paragraph 10.] OR [Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends and/or distributions (as determined by the Company) paid on unvested Shares will be subject to the same vesting and other terms and conditions of this Agreement as the Shares of Restricted Stock to which such dividends and/or distributions relate. Any dividends and/or distributions on any Shares will be held by the Escrow Agent until such dividends and/or distributions have vested in the manner set forth in paragraphs 3 through 5 or paragraph 10 and, subject to the terms of this Agreement, will be delivered within thirty (30) days of the date such dividends and/or distributions have vested.]

9.    No Effect on Employment. Subject to any authorized, written employment contract with the Employee, the terms of the Employee’s employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth [in Exhibit [__]][on the first page of the Notice of Grant] of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, will not be deemed a Termination of Service for the purposes of this Agreement.
10.    Changes in Shares. In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Shares of Restricted Stock will be increased, reduced or otherwise affected, and by virtue of any such event, the Employee will, as the owner of unvested Shares of Restricted Stock (the “Prior Shares”), be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions that were applicable to the Prior Shares pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise, any such rights or warrants, and after such exercise, any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to the Plan and this Agreement. The Committee in its sole discretion [To be included for Awards intended to be performance-based compensation for Section 162(m) purposes: (subject to paragraph 5)] at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants [To be included for Awards intended to be performance-based compensation for Section 162(m) purposes: ; provided, however, that the payment of such accelerated new or additional awards will be made in accordance with the provisions of paragraph 5].
11.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1213, P.O. Box 58039, Santa Clara, CA 95054, or at such other address as the Company may hereafter designate in writing.
12.    Grant is Not Transferable. Except to the limited extent provided in this Agreement, the unvested Shares subject to this grant and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to sell, pledge, transfer, assign, hypothecate or otherwise dispose of any unvested Shares subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
13.    Restrictions on Sale of Securities. The Employee’s sale of the Shares will be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies, and all applicable securities and other laws.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    [To be included for Awards subject to performance-based vesting: Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the

Company all or a portion of his or her Shares subject to this Award if (i) the Employee is or was a Section 16 Person during the performance period applicable to the performance-based vesting of the Shares, and (ii) the Employee deliberately engaged in “Intentional Misconduct” (as defined below) that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of the Shares, if any, that the Employee may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the “Clawback Maximum” (as defined below).
For purposes of this Agreement, “Clawback Maximum” means the portion of the Award that was in excess of the Shares that the Employee would have received under this Award had the Company’s financial results been calculated under the restated financial statements.
To the extent Tax Obligations on such Shares were paid or due, such forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Maximum.
For purposes of this Agreement, “Intentional Misconduct” means the Employee’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Employee at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Employee’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that the Employee’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Employee at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Employee or (ii) differing views or opinions may apply.]
16.    Additional Conditions to Release from Escrow. The Company will not be required to issue Shares awarded by this Agreement (in certificate or book entry form) or release such Shares from the escrow established pursuant to paragraph 2 prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Committee may establish from time to time for reasons of administrative convenience.

17.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock award, the Employee expressly warrants that he or she has received a Restricted Stock award under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.    Labor Law. By accepting this Restricted Stock award, the Employee acknowledges that: (a) the grant of this Restricted Stock is a one-time benefit which does not create any contractual or other right of the Employee to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock; (b) all determinations with respect to any future grants, including, but not limited to, when the Restricted Stock will be granted, the number of Shares subject to each Restricted Stock award, the Purchase Price per Share, and when Restricted Stock will vest, shall be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this Restricted Stock is an extraordinary item of compensation that is outside the scope of the Employee’s employment contract, if any; (e) this Restricted Stock is not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of the Shares shall cease upon Termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) this Restricted Stock has been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; and (i) there shall be no additional obligations for any Affiliate employing the Employee as a result of this Restricted Stock.
24.    Disclosure of Employee Information. By accepting this Restricted Stock award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”).
The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.
The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any Shares of stock acquired from this award of Restricted Stock as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates. The Employee understands, however, that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan.  For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local Human Resources representative.
25.    Notice of Governing Law. This award of Restricted Stock will be governed by, and construed in accordance with, the laws of the State of California, U.S.A., without regard to principles of conflict of laws.
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